EXHIBIT 10.26




October 30, 1995

Angel Martinez
President
The Rockport Company
220 Donald Lynch Boulevard
Marlboro, MA  01752

Re:  Amendment to Lease

Dear Angel:

Reference is hereby made to the Lease dated November 1, 1992 between you and Reebok International Ltd. ("Reebok"), together with the Addendum thereto (the "Lease"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Lease. We agree to amend such Lease as follows:

1. The term of the Lease shall be extended for an additional period until the earlier of (a) the date of the closing of the sale of your California residence located at 3325 Mountain Park Drive, Calabases, CA 91302, (b) the date on which your employment with Reebok or its subsidiaries is terminated for any reason, or (c) October 31, 1996 (such date shall be referred to herein as the "Lease Termination Date").

2. During such extended term, you shall be liable for rent to Reebok at a rate of $5,000 per month (pro-rated for any partial month), which rent shall be due and payable to Reebok in full on the Lease Termination Date; provided, however, that if you sell your California residence prior to May 31, 1996 and purchase the Leased Premises prior to such date, as provided in Section 3 below, Reebok will forgive the rent payments which would otherwise be due.

     If you fail to pay any rent owed to Reebok when due, you agree that Reebok or its subsidiaries may deduct such amount from your compensation or any other amount which Reebok or its subsidiaries, including the Rockport Company, may owe you.

3. You have decided to exercise your option to purchase the Leased Premises in accordance with the terms set forth in the Lease and it is agreed that the closing of the sale of the Leased Premises to you by Reebok pursuant to such option shall take place on the Lease Termination Date. The purchase price for the Leased Premises shall be $ 1,064,350.71, which amount was calculated in the manner provided in Section 32 of the Lease. In addition, as indicated in Section 2 above, you will pay Reebok at such time any rent due.

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Angel Martinez

October 30, 1995
Page Two



If the foregoing reflects your agreement, please so indicate by signing this letter where indicated below.


Very truly yours,

REEBOK INTERNATIONAL LTD.


By:  /S/ PAUL R. DUNCAN
     Paul Duncan
     Executive Vice President



AGREED TO AND ACCEPTED BY:


By:  /S/ ANGEL MARTINEZ
     Angel Martinez
















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